UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-18F-1

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                NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                   UNDER THE INVESTMENT COMPANY ACT OF 1940.

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                              FAIRHOLME FUNDS, INC.
                                 51 JFK PARKWAY
                              SHORT HILLS NJ 07078
                        --------------------------------
                        (Name and Address of Registrant)

                            NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Short Hills and the state of New Jersey on the 23rd day of September, 2004.


                                       FAIRHOLME FUNDS, INC.
                                       -----------------------------------------
                                                (Name of Registrant)

                                    By /s/ Keith D. Trauner
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                                       (Name of director, trustee or officer
                                           signing on behalf of Registrant)

                                       Treasurer
                                       -----------------------------------------
                                                     (Title)

Attest: /s/ Jason Marcus
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                 (Name)

       Notary Public
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                (Title)